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                           LETTER TO BROKERS, DEALERS
                                  RELATING TO
                                   AVAYA INC.
                                      AND
                     WARBURG, PINCUS EQUITY PARTNERS, L.P.
                        AND AFFILIATED INVESTMENT FUNDS

                               OFFER TO EXCHANGE
      AN AGGREGATE OF UP TO 69,506,161 SHARES OF AVAYA COMMON STOCK AND AN
                    AGGREGATE OF UP TO $200 MILLION IN CASH
                                   FOR UP TO
             $660,542,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF
                  LIQUID YIELD OPTION NOTES DUE 2021 OF AVAYA
                 (CUSIP NO. 053499AA7) (ISIN NO. US053499AA70)
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THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
JANUARY 27, 2003, UNLESS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 12:00
   MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.
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                                                               December 23, 2002
                                                   (as amended January 13, 2003)

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed by Avaya Inc. ("Avaya") to act as Dealer Manager in connection with the offer to exchange (the "exchange offer") referenced above. For each $1,000 principal amount at maturity of the Liquid Yield Option Notes due 2021 ("LYONs") of Avaya, Avaya, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, the offerors) are offering to exchange, at your election and subject to proration as described in the Offer to Exchange/Prospectus dated as of December 23, 2002, as amended (the "Offer to Exchange"), either:

    - the "mixed consideration," consisting of $208.40 in cash plus shares of Avaya common stock, having a value equal to $208.40, based on the volume-weighted average trading price of a share of Avaya common stock on the New York Stock Exchange for the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date of the exchange offer, subject to a maximum of 105 shares and a minimum of 77 shares, or

    - the "cash consideration," consisting of $389.61 in cash.

    The offerors will not accept for tender more than $660,542,000 aggregate principal amount at maturity of LYONs representing approximately 70% of the LYONs amount, LYONs will be accepted, subject to proration, as described in the Offer to Exchange dated December 23, 2002, as amended and the related Letter of Transmittal.

    The offerors reserve the right to jointly waive any condition, extend the exchange offer and otherwise amend the exchange offer in any respect. The exchange offer is open to all holders of outstanding LYONs and is subject to customary conditions.

    For your information and for forwarding to your clients for whom you hold LYONs registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  The Offer to Exchange;

    2. The Letter of Transmittal for your use in accepting the exchange offer and tendering LYONs and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the exchange offer if the procedures for book-entry transfer cannot be completed prior to the expiration of the exchange offer or time will not permit the Letter of Transmittal and all other required documents to reach The Bank of New York (the "Exchange Agent") before the expiration of the exchange offer;
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    4.  A form of letter which may be sent to your clients for whose account you hold LYONs registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with respect to the exchange offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6.  A return envelope addressed to the Exchange Agent.

    Your prompt action is requested. The exchange offer will expire at 12:00 midnight, New York City time, on January 27, 2003 (as it may be extended, the "Expiration Date").

    Upon the terms and conditions of the exchange offer, the offerors will accept for exchange LYONs, subject to proration as described in the Offer to Exchange and Letter of Transmittal, which are validly tendered and not properly withdrawn prior to the Expiration Date when, as and if the offerors given oral or written notice of acceptance to the Exchange Agent. In all cases, the delivery of the cash and/or common stock in exchange for LYONs exchanged pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

    - a book-entry confirmation of transfer of the LYONs into the Exchange Agent's account at The Depository Trust Company ("DTC");

    - a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) instead of the Letter of Transmittal; and

    - any other documents required by the Letter of Transmittal, in each case within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

    The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry confirmation, which states (1) the number of shares of LYONs which have been tendered by the holder,
(2) the aggregate principal amount at maturity of LYONs tendered for the mixed consideration, (3) the aggregate principal amount at maturity of LYONs tendered for the cash consideration, (4) that DTC has received an express acknowledgment from the tendering holder of LYONs that the holder has received and has agreed to be bound by the Letter of Transmittal and (5) that Avaya may enforce such agreement against the participant.

    If a registered holder of LYONs wishes to tender LYONs in the exchange offer and time will not permit the Letter of Transmittal and all other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of LYONs may be effected by following the Guaranteed Delivery Procedures described in the Offer to Exchange under the title "The Exchange Offer--Procedures for Tendering LYONs--Guaranteed Delivery Procedures."

    Avaya will not make any payments to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent, as described in the Offer to Exchange) for soliciting tenders of LYONs pursuant to the exchange offer. Avaya will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to the beneficial owners of LYONs held by them as nominee or in a fiduciary capacity. Avaya will pay or cause to be paid all transfer taxes applicable to the exchange of LYONs in the exchange offer, except as set forth in the Letter of Transmittal.

    Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the exchange offer, at the address and telephone number set forth on the front of the Letter of Transmittal or Georgeson Shareholder Communications, Inc., the Information Agent for the exchange offer, at the address and telephone numbers set forth in the Offer to Exchange.

                                          Very truly yours,
                                          Morgan Stanley

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    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON
AS AN AGENT OF ANY OF THE OFFERORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.

    Enclosures

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